Exhibit 99.3

January 2018
Ontario Financing Authority Exhibit 99.3
Province of Ontario green bond presentation

Ontario’s Economy
• Over the 2014 to 2017 period, Ontario’s economic growth is on pace to exceed that of all
G7 countries.
Eliminating the Deficit
• The government is projecting a balanced budget in 2017–18 and ongoing balance in
2018–19 and 2019–20, unchanged from the 2017 Budget forecast.
Ontario’s Economic and Fiscal Highlights

Notes: All references to “$” or dollars refer to Canadian dollars, unless otherwise specified.
1Real GDP Growth and CPI Inflation are an average of the Ontario Ministry of Finance Survey of Forecasters (January 2018).
Sources: Ontario Ministry of Finance, Statistics Canada and 2017 Ontario Economic Outlook and Fiscal Review.
Key Statistics 2017
Real GDP Growth1: 2.9%
Population: 14.2 million
Employment: 7.1 million
Job Creation: 128,400 (+1.8%)
Unemployment Rate: 5.5% (December)
CPI Inflation1: 1.7%

Ontario’s Borrowing Program
The Ontario Financing Authority (OFA) is the agency of the Province of Ontario that manages the Province’s debt, investments and borrowing program.
The Province’s 2017–18 long-term borrowing requirement is $25.8 billion. To date, the
Province has borrowed $26.3 billion, including $500 million in pre-borrowing for 2018–19.
Ontario’s borrowing program has a domestic focus, but also incorporates international financing to diversify and expand its investor base.
ï,§ Approximately 66 per cent of the borrowing program has been completed in the domestic market.
ï,§ Foreign borrowing has included bonds issued in the U.S. dollar, Euro, Sterling, Swiss franc and Australian dollar markets.
The average term of borrowing is 13.7 years.

Ontario’s Green Initiatives

Climate Change Action Plan: In June 2016, the Province released its Climate Change
Action Plan, setting out Ontario’s five year plan for fighting climate change over the long term and achieving its greenhouse gas (GHG) emissions reduction target of 80 per cent below 1990 levels by 2050.
Other initiatives include:
• Cap-and-Trade Program
• Ontario Climate Change
Solutions Deployment Corporation
• Green Investment Fund
• Green Ontario Fund
• Green Bond Program
• Long-Term Energy Plan
Legislation:
• Great Lakes Protection Act, 2015
• Climate Change Mitigation and Low-carbon Economy Act, 2016
• Waste-Free Ontario Act, 2016
• Resource Recovery and Circular Economy Act, 2016
• Environmental Bill of Rights Act, monitored and enforced by the
Environmental Commissioner of Ontario
Ontario’s Greenhouse Gas Reduction Targets
* Below 1990 GHG emission levels. ** Met GHG reduction target based on the 2016 National Inventory Report.
2014
2020 2030 2050
6%*
15%*
37%*
80%*
ïƒ¼
**

• The Province’s Green Bond program commenced in 2014, and supports Ontario’s infrastructure spending plan of about $190 billion over 13 years, starting in 2014–15.
• Ontario is currently the largest issuer of Canadian dollar Green Bonds, with three outstanding green issues totalling $2.05 billion.
ï,§ All Green Bonds have been issued in Canadian dollar Global format, and have been listed on the Luxembourg Stock Exchange Euro MTF and the Luxembourg Green
Exchange.
• Ontario’s previous Green Bonds have met the standards to be included in the following
Green Bond indices: Bloomberg Barclays MSCI Green Bond Index; ICE BofA Merrill Lynch
Green Bond Index; S&P Green Bond Index; and Solactive Green Bond Index.
• Ontario is a member of the Green Bond Principles (GBP) group, maintained by the
International Capital Markets Association.
• Ontario remains committed to the Green Bond market, and expects to continue accessing it.
The Province of Ontario intends to launch its next Green Bond issue in the near future, subject to market conditions.
Ontario’s Green Bond Program

• Green Bond proceeds are paid into the Consolidated Revenue Fund of Ontario.
• The proceeds are invested short-term in Government of Canada treasury bills.
• An amount equal to the net proceeds of each Green Bond issue is recorded in a designated account in the Province of Ontario’s financial records. These designated accounts are used to track the use and allocation of funds to eligible projects.
• Green Bond projects are expected to be funded within one year from the date of issue.

Use and Management of Proceeds
Assurance Audit
• An assurance audit is performed by the Auditor
General of Ontario verifying amounts allocated to
selected projects and tracking the amount of
Green Bond proceeds.
• This assurance audit is expected within a year
after the issue date. The most recent Assurance
Audit was completed on December 15, 2017.
External Review
• Ontario’s Green Bond Framework was developed in
consultation with the Center for International
Climate and Environmental Research — Oslo
(CICERO) and is consistent with the Green Bond
Principles.

Ontario’s Green Bond Framework sets out the types of projects that may be eligible for proceeds from Green Bonds and excludes fossil fuel and nuclear energy projects. Eligible project categories include, without limitation:

Ontario’s Green Bond Framework
Clean Transportation
• e.g. Funding of public transit projects
Energy Efficiency and Conservation
• e.g. Public sector building efficiency improvements
Clean Energy and Technology
• e.g. Smart grid infrastructure and energy storage
Forestry, Agriculture and Land Management
• e.g. Sustainable forest management
Climate Adaptation and Resilience
• e.g. Flood protection and storm water management
Developments
Compared to Ontario’s inaugural Green
Bond, the second and third Green Bond
issues:
• Utilized a larger number of framework
categories, which included Energy
Efficiency and Conservation in addition
to Clean Transportation.
• Increased the number and geographical
diversification of projects.
• Introduced a basket approach for
eligible projects to enhance funding
flexibility.

Process for Project Evaluation and Selection
• The selection of eligible green projects is done on behalf of the Province by OFA staff with advice from the Province’s Green Bond Advisory Panel (GBAP).
• The GBAP, which includes staff from various ministries and agencies, including the Ministry of the Environment and Climate Change and the OFA, evaluates and recommends projects for inclusion in Ontario’s Green Bond program based on selection criteria including:
ï,§ Environmental project assessment considerations, including measurable results or other performance indicators clearly outlining the environmental benefits and features of each project;
ï,§ Funding requirements that occur within a period of six months prior to and 12 months following the issue of the Green Bond; and
ï,§ An ability to track the progress and funding of the selected projects.
• The process can be summarized as:
Ministries and
Government Agencies:
provide green projects for
consideration
Ontario Financing
Authority:
screens green projects
Green Bond Advisory
Panel:
evaluates and recommends
projects for inclusion
Ontario Financing
Authority staff:
selects projects based on
recommendations

Eligible Projects — Clean Transportation

Project Name	Project Description
Eglinton Crosstown Light Rail Transit (LRT)	A $5.3 billion (2010$) capital commitment to expand transit in Toronto through the building of a 19-kilometre LRT line across Eglinton Avenue, with a 10-kilometre central underground portion, and 25 stations and stops. The Eglinton Crosstown will link to 54 bus routes, three subway stations, UP Express and three GO Transit lines.
York Viva Bus Rapid Transit	A $1.4 billion (2010$) capital commitment to expand transit in York Region through the construction of dedicated rapidways along the existing Highway 7, Yonge Street and Davis Drive VIVA corridors.
Finch West LRT	A $1.0 billion (2010$) capital commitment to expand transit in Toronto through the building of an 11-kilometre LRT line along the Finch West Corridor.
Hurontario LRT	A $1.4 billion (2014$) capital commitment to build a new 20-kilometre LRT line in Mississauga and southern Brampton, connecting to two GO Transit lines, as well as local and express bus services in both municipalities.

Alignment with United Nations Sustainable Development Goals (SDGs)

United Nations SDGs	United Nations SDG Targets
 9 INDUSTRY, INNOVATION AND INFRASTRUCTURE 11 SUSTAINABLE CITIES AND COMMUNITIES	• **9.1** Develop quality, reliable, sustainable and resilient infrastructure • **11.2** Provide access to safe, affordable, accessible and sustainable transport systems

Source: United Nations.

9

Eligible Projects — Energy Efficiency & Conservation

Project Name	Project Description
Whitby Rail Maintenance Facility	A new 500,000 square feet facility in Whitby that supports GO Transit's planned service expansions, as well as providing maintenance, repair, and additional storage for GO Trains. Targeting LEED Gold certification.
Joseph Brant Hospital (JBH) – Redevelopment Project Phase 1	The project includes construction of a new South Tower on the existing site of JBH; renovations to existing departments impacted by the expansion; a new power plant; a new parking garage; and an Own Funds Halton McMaster Family Health Centre building. The project will address JBH's immediate patient care priorities: critical care, surgical services, endoscopy/ outpatient procedures unit, cancer clinic, medical diagnostics unit, laboratory, diagnostic imaging, inpatient capacity, pharmacy, and health records. Targeting LEED Silver certification.
Seneca College King Campus Expansion	A new 200,000 square feet expansion in Seneca's King City campus to accommodate an additional 1,500 students. It will include approximately 25 new classrooms, computer labs and speciality labs, a library, gymnasium, fitness centre, learning commons and student study space. Targeting LEED Gold certification.

Alignment with United Nations Sustainable Development Goals (SDGs)

United Nations SDGs	United Nations SDG Targets
	• **7.3** Double the global rate of improvement in energy efficiency • **9.4** Upgrade infrastructure and retrofit industries to make them sustainable, with increased resource-use efficiency • **11.B** Substantially increase the number of cities and human settlements adopting and implementing integrated policies and plans towards resource efficiency • **12.2** Achieve the sustainable management and efficient use of natural resources

7 AFFORDABLE AND CLEAN ENERGY
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
11 SUSTAINABLE CITIES AND COMMUNITIES
12 RESPONSIBLE CONSUMPTION AND PRODUCTION

Source: United Nations.

Ontario

10

Project Highlight: Eglinton Crosstown LRT
Project Description Clean Transportation
• One of the largest transit expansions in the history of the Toronto region with scheduled completion in 2021
• Selected in 2014 as the first green project to receive funding from Ontario’s inaugural Green Bond issue
• Includes 19 new kilometres of rapid transit, 25 stations and stops, and will link to 54 bus routes, three subway stations, UP Express and three GO Transit lines
• Provides a service that is up to 60 per cent faster than the existing bus service on Eglinton Avenue
• Eases traffic congestion and provides an excellent, environmentally friendly travel alternative
a
Environmental Benefits Highlights
• Transition from diesel buses to electric light rail
vehicles contributes to decreasing GHG
emissions
• LRT vehicles are electrically powered and
produce near zero emissions
• Maintenance and storage facility targeting LEED
Silver certification

Project Highlight: Whitby Rail Maintenance Facility
Project Description Energy Efficiency & Conservation
• A new 500,000 square feet facility in Whitby,
Ontario
• Provides maintenance, repair, and additional
storage for GO Trains
• Allows GO Transit to service new rolling stock, and
provide operational flexibility to ensure reliable
transit service
• Supports GO Transit’s planned service expansions
to increase ridership and supports the anticipated
population growth in the Greater Toronto and
Hamilton Area
a
Environmental Benefits Highlights
• Targeting LEED Gold certification
• Reflective roof material used to limit the absorption of
solar radiation
• Rainwater to be harvested, stored and reused in
wash stations to conserve water and limit the
disruption of natural hydrology
• Bicycle storage and preferred parking for carpoolers
• Electric charging stations

Impact Reporting
• Since 2015, Ontario has published an annual Green Bond Newsletter with its most recent released on
December 21, 2017. The newsletter provides:
ï,§ An overview of the process for project evaluation and selection
ï,§ The total funds allocated to projects and amounts
ï,§ Updates on selected projects and their status
ï,§ A link to the assurance audit performed by the Auditor General of Ontario
ï,§ Projected environmental benefits
• In developing the newsletter, the OFA works alongside other Ontario ministries and government agencies, with support from the Ministry of the Environment and Climate Change providing expertise in the analysis of projected environmental benefits.
• Ontario uses core indicators that are widely recognized by the market for its impact reporting. In the most recent newsletter, the aggregate GHG reductions across all Green Bond funded Clean Transportation projects are estimated to be 600,000 tonnes of CO2 per year, starting in 2031. This is equivalent to taking
128,000 passenger vehicles off the road per year.
• Ontario aims to adopt any future Green Bond Principles impact reporting recommendations.

Summary
• Ontario has a mature Green Bond program and expects Green Bonds to continue having an important role in the Province’s annual borrowing.
• Ontario strives to be a leader in its transparency and impact reporting efforts with the publication of its annual newsletter.
• Ontario is planning to launch its next Green Bond issue in the near future, subject to market conditions.
• The eligible projects expected to receive funding from the next issue will include a basket of seven projects with an emphasis on Clean Transportation and Energy Efficiency and
Conservation categories, aligning with four of the United Nations Sustainable
Development Goals.

Legal Notice
This presentation was compiled by the Ontario Financing Authority. This information is intended for general information purposes only and does not constitute an offer to sell or a solicitation of offers to purchase securities. It has not been approved by any securities regulatory authority and it is not sufficient for the purpose of deciding to purchase securities. It may have errors or omissions resulting from electronic conversion, downloading or unauthorized modifications.
Statements in this presentation may be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve uncertainties, risks, and other factors which could cause the state of Ontario’s economy to differ materially from the forecasts and economic outlook contained expressly or implicitly in such statements. The province of Ontario undertakes no obligation to update forward-looking statements to reflect new information, future events or otherwise, except as may be required under applicable laws and regulations.
No PRIIPs KID – No PRIIPs key information document (KID) has been or will be prepared as any bonds, if issued, will not be available to retail investors in the European Economic Area.
This presentation has been prepared on the basis that any offer of bonds in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus
Directive from the requirement to publish a prospectus for offers of bonds. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State concerned.
This presentation is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act
2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together
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While the information in this presentation, when posted or released, was believed to be reliable as of its date, NO WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF
THIS DOCUMENT OR THE INFORMATION IT CONTAINS.
Investor Relations
Ontario Financing Authority
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Toronto, Ontario M5G 1Z3
Canada
Telephone: (416) 325-8000